FOR IMMEDIATE RELEASE

Date:	April 20, 2020
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782‑4900 or (888) 454‑BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – April 20, 2020 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2020.  Sierra Bancorp reported consolidated net income of $7.8 million, or $0.51 per diluted share, for the first quarter of 2020 compared to $8.9 million, or $0.58 per diluted share, in the first quarter of 2019.  The unfavorable variance in net income came largely from a $1.5 million increase in the provision for loan and lease losses in the first quarter of 2020 as compared to the first quarter of 2019.  The Company’s return on average assets and return on average equity were 1.23% and 9.97%, respectively, in the first quarter of 2020 as compared to 1.44% and 12.99%, respectively, in the first quarter of 2019.

Assets totaled $2.7 billion at March 31, 2020, representing an increase of $131 million, or 5%, compared to March 31, 2019, and an increase of $77 million, or 3%, compared to December 31, 2019.  The increase in assets compared to both March 31, 2019, and December 31, 2019, resulted primarily from a higher level of outstanding balances on mortgage warehouse lines and growth in investment securities.  Total deposits at March 31, 2020, totaled $2.2 billion, representing an increase of $19 million, or 1%, compared to March 31, 2019, and an increase of $11 million, or 1%, compared to December 31, 2019.  The growth in deposits came primarily from core noninterest-bearing demand and interest-bearing transaction deposits, as higher cost total time deposits declined from both December 31, 2019, and March 31, 2019.

“The difference between a successful person and others is not a lack of strength, not a lack of knowledge, but rather a lack of will.”

– Vince Lombardi

“We are proud of our first quarter results, especially given the challenges created by the worldwide coronavirus pandemic,” stated Kevin McPhaill, President and CEO. “Our team is focused and working diligently through these difficult circumstances, which is apparent through an improved efficiency ratio and solid earnings,” he noted further. “We remain optimistic and committed to providing excellent service to our banking customers throughout the year and beyond!” McPhaill concluded.

Financial Highlights

As noted above, the decline in net income in the first quarter of 2020 as compared to the first quarter of 2019 was primarily due to a $1.5 million increase in the provision for loan and lease losses.  Overall net interest income for the first quarter of 2020 was $23.8 million, as compared to $24.0 million in the first quarter of 2019, a decrease of 1%, due mostly to lower rates on earning assets.  Noninterest income in the first quarter of 2020 was $6.1 million as compared to $5.9 million in the same quarter in 2019, an increase of 3% as further detailed below.   Noninterest expense remained relatively unchanged at $17.8 million in the first quarter of 2020 as compared to $17.9 million in the same quarter of 2019.

Other financial highlights are reflected in the following table.

Sierra Bancorp Financial Results

April 20, 2020

FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share data)				At or For the
	At or For the		Three Months
	Three Months Ended	Increase		Ended	Increase
	3/31/2020	12/31/2019	(Decrease)	3/31/2019	(Decrease)
Net Income	$ 7,807	$ 9,285	-16%	$ 8,895	-12%
Diluted Earnings per share	$ 0.51	$ 0.60	-15%	$ 0.58	-12%
Return on Average Assets	1.23%	1.41%	-13%	1.44%	-15%
Return on Average Equity	9.97%	11.97%	-17%	12.99%	-23%

Net Interest Margin (Tax-Equiv.)	4.13%	4.15%	0%	4.30%	-4%
Yield on Average Loans and Leases	5.21%	5.33%	-2%	5.62%	-7%
Cost of Average Total Deposits	0.34%	0.43%	-21%	0.56%	-39%
Efficiency Ratio (Tax-Equiv.)	58.88%	57.30%	+3%	58.74%	0%

Total Assets	$2,670,469	$2,593,819	+3%	$2,539,087	+5%
Loans & Leases Net of Deferred Fees	$1,800,766	$1,765,461	+2%	$1,753,776	+3%
Noninterest Demand Deposits	$ 704,700	$ 690,950	+2%	$ 658,524	+7%
Total Deposits	$2,179,391	$2,168,374	+1%	$2,160,748	+1%
Noninterest-bearing Deposits over Total Deposits	32.3%	31.9%	+1%	30.5%	+6%

Shareholders Equity / Total Assets	12.0%	11.9%	+1%	11.2%	+7%
Tangible Common Equity Ratio	10.9%	10.8%	+1%	10.0%	+1%
Book Value per Share	$ 21.03	$ 20.24	+4%	$ 18.53	+13%
Tangible Book Value per Share	$ 18.89	$ 18.09	+4%	$ 16.34	+16%

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $23.8 million for the first quarter of 2020, a decrease of $1.0 million, or 4%, as compared to the fourth quarter of 2019 and a decrease of $0.2 million, or 1%, as compared to the first quarter of 2019.  As compared to the fourth quarter of 2019, overall loan interest income declined by $1.9 million, or 8%, due primarily to a $77.8 million decline in average loan balances and a 12 basis point decrease in loan yield.  Although total mortgage warehouse lines increased during the quarter, the average balance of such loans declined by $59.0 million during the quarter due to lower demand in January and February.  The mortgage warehouse line balances rebounded in March 2020.  In addition, overall cash and due from bank balances increased by $26.9 million, or 34%, at March 31, 2020, as compared to December 31, 2019.  The average balance of interest earning due from bank balances increased by $25.5 million, or 220%, during the first quarter of 2020 to temporarily offset lower mortgage warehouse balances in the early part of the quarter.

At March 31, 2020, our outstanding fixed rate loans represented 30% of our loan portfolio.  However, 36% of our total portfolio consists of adjustable rate loans that will not adjust for at least another 3 years.  Approximately 19% of our total portfolio, or $337 million, consists of variable rate loans.  Of these variable rate loans, approximately $118 million have floors that limited the overall reduction in rates.  As mentioned above, we have a significant portion of our portfolio in adjustable rate loans with adjustment periods ranging from 30 days to 10 years.  Adjustable rate loans comprise 51% of our portfolio at March 31, 2020.  Approximately $53 million of these adjustable rate loans are scheduled to adjust in April 2020 and $46 million will reprice in smaller amounts monthly over the remainder of 2020.  Another $18 million of these adjustable rate loans will reprice in the first quarter of 2021.  The remaining $804 million of adjustable rate loans will not reprice for at least another year with the vast majority of approximately $650 million not repricing for at least another 3 years.

Sierra Bancorp Financial Results

April 20, 2020

In the later part of the quarter, overall cash balances were increased as a precaution to reduce uncertainty of our cash delivery providers being able to serve us during the stay-at-home order.  It is expected that these balances will return to more normalized levels later in 2020.  Overall investment securities increased by $19.4 million during the first quarter of 2020, while the tax-equivalent yield on investments increased by 16 basis points to 2.77% during the first quarter of 2020. The overall investment portfolio had a tax-equivalent yield of 2.81% at March 31, 2020, with an average life of 4.3 years.

Interest expense was $2.3 million in the first quarter of 2020, a decline of $0.7 million, or 23%, compared to the fourth quarter of 2019 and a decline of $1.2 million, or 35%, compared to the first quarter of 2019.   The significant decline in interest expense is attributable to a favorable shift in deposit mix as total time deposits declined by $34.3 million in the first quarter of 2020 and the average cost of deposits declined by 9 basis points, or 21%, to 34 basis points.

Provision for Loan and Lease Losses

The Company recorded a loan and lease loss provision of $1.8 million in the first quarter of 2020, as compared to $0.5 million in the fourth quarter of 2019, and $0.3 million in the first quarter of 2019.  The Company was subject to the adoption of the Current Expected Credit Loss (“CECL”) accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). However, the Company elected under Section 4014 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020.   Although this deferral will still require CECL to be implemented as of January 1, 2020, the Company believes that the deferral will provide time to better assess the impact of the COVID-19 pandemic on the expected lifetime credit losses. There is increased uncertainty on the local, regional, and national economy as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level.  Further, the Company has taken actions to mitigate the impact on credit losses including permitting short-term payment deferrals to current customers, as well as providing bridge loans and SBA Paycheck Protection Program loans.  More time is needed to assess the impact of this uncertainty and related actions on the Company’s allowance for loan and lease losses under the CECL methodology.

The Company’s $1.3 million, or 260%, increase in provision for loan and lease losses in the first quarter of 2020 as compared to the fourth quarter of 2019 is due mostly to the estimated impact that COVID-19 will have on the economy and our loan customers.  Management adjusted its qualitative risk factors under our incurred loss model for economic conditions, changes in payment deferral procedures, expected changes in collateral values due to reduced cash flows, and external factors such as government actions.  In particular, the uncertainty regarding our customers’ ability to repay loans could be adversely impacted by COVID-19 given higher unemployment rates, requests for payment deferrals, temporary business shut-downs, and reduced consumer and business spending.

Noninterest Income

Noninterest income increased by $0.3 million, or 4%, to $6.1 million in the first quarter of 2020 as compared to $5.8 million in the fourth quarter of 2019.  Noninterest income increased by $0.2 million, or 3%, in the first quarter of 2020 as compared to the same quarter in 2019.  While the overall increase in noninterest income was $0.3 million, there were some individually significant offsetting variances in the first quarter of 2020 primarily related to bank-owned life insurance income (BOLI) and valuation increases under FASB ASU 2016-01.   BOLI income decreased by $0.5 million during the first quarter of 2020 as compared to the fourth quarter of 2019 and by $0.9 million as compared to the first quarter of 2019.  This decrease is due to unfavorable fluctuations in underlying values of assets in the specific account BOLI policies that are designed to have similar assets to those in the deferred compensation plans.  Thus, these lower values in BOLI policies are offset by lower deferred compensation expense reflected primarily in director fees expense.   At March 31, 2020, there was $42.8 million in BOLI policies associated with the deferred compensation plans and $8.0 million in separate account BOLI policies.  Offsetting this unfavorable change in BOLI income was a $0.5 million increase in the first quarter of 2020 as compared to the fourth quarter of 2019 and first quarter of 2019 income associated with valuations of restricted stock held by the Company.  This stock is related to an equity investment in Pacific Coast Bankers’ Bank and is adjusted when financial information becomes available, generally in the late first quarter of each

Sierra Bancorp Financial Results

April 20, 2020

year.  In addition, noninterest income includes a valuation adjustment related to investments in low-income housing credit investments.  This valuation adjustment was a reduction of income of $0.2 million in the first quarter of 2020, $0.5 million in the fourth quarter of 2019 and $0.5 million in the first quarter of 2019.

Service charges on customer deposit account income declined by $0.2 million, or 5%, to $3.2 million in the first quarter of 2020 as compared to the fourth quarter of 2019.  This same income was $0.2 million higher in the first quarter of 2020 as compared to the first quarter of 2019.  These changes are primarily a result of changes in overdraft income.  Overdraft income is typically down in the first quarter of each year.  Waived overdraft fees were similar to prior quarters.

Noninterest Expense

Noninterest expense was down by $0.2 million, or 1%, in the first quarter of 2020 as compared to the fourth quarter of 2019 and was relatively flat compared to the first quarter of 2019.  Although relatively unchanged in the first quarter of 2020, this was due to offsetting differences.  Salaries and benefits were $1.2 million higher in the first quarter of 2020 as compared to the fourth quarter of 2019 and $1.0 million higher than the first quarter of 2019.  The reason for this increase is due to several factors including merit increases for employees due to annual performance evaluations during the first quarter of 2020.  In addition, payroll taxes were $0.3 million higher in the first quarter of 2020 as compared to the prior linked quarter, and the impact of salaries deferred as a loan cost was $0.3 million unfavorable in the first quarter of 2020 as compared to the prior linked quarter.  There have not been any permanent or temporary reductions in employees as a result of COVID-19. The $1.2 million decrease in Other Noninterest Expense in the first quarter of 2020 as compared to the fourth quarter of 2019 is primarily due to a $0.6 million decrease in professional and other services due to lower loan review costs, lower internal audit costs, and lower deferred compensation costs associated for directors; a $0.2 million reduction in costs associated with deposit services; and $0.1 million declines in each of the following:  marketing, telecommunications, and recruiting costs.

Balance Sheet Summary

The $77 million, or 3%, increase in total assets during the first quarter of 2020 is primarily a result of a $34 million increase in net loans, a $20 million increase in investments, and a $27 million increase in cash balances.

The increase in loan balances was primarily a result of a $40 million increase in mortgage warehouse lines with other loan balances remaining relatively unchanged at March 31, 2020, as compared to December 31, 2019.  However, during the quarter, average balances decreased for most loan categories with an increase late in the quarter due to concentrated efforts to increase loan balances in our Northern and Southern markets with new lending teams.  These lending teams started in early February 2020 and have already had early success with booking new loans.  Each team has a strong pipeline of loans at March 31, 2020.  Although banking is an essential service under state and local safer-at-home orders, the lending teams and the vast majority of both corporate and back-office employees continue to work remotely.  With respect to mortgage warehouse lending, these balances also increased during the quarter with most of the increase occurring in the last three weeks of the quarter.

With regards to line utilization, unused commitments, excluding mortgage warehouse and consumer overdraft lines were $283.9 million at March 31, 2020 as compared to $303.4 million at December 31, 2019.  Total utilization excluding mortgage warehouse and consumer overdraft lines, was 60.0% at March 31, 2020, as compared to 59.1% at December 31, 2019.  Commercial line utilization was 62.0% at March 31, 2020, as compared to 60.8% at December 31, 2019.  Mortgage warehouse utilization was 58.7% at December 31, 2019, as compared to 66.6% at March 31, 2020.

The Company has elected to participate in the Small Business Administration’s Paycheck Protection Program (PPP) as authorized by the CARES Act and began accepting and funding loans under this program in April 2020.

Deposit balances grew by $11 million, or 1%, during the first quarter of 2020 to $2.2 billion at March 31, 2020.  Total time deposits declined by $34 million, including a $20 million decline in brokered deposits during the quarter.  The $30 million in brokered deposits at March 31, 2020, are very short in duration with an average life of less than 2 months.  Overall noninterest-bearing deposits as a percent of total deposits increased to 32.3% at March 31, 2020, as compared to

Sierra Bancorp Financial Results

April 20, 2020

31.9% at December 31, 2019, and 30.5% at March 31, 2019.  Other interest-bearing liabilities of $103.5 million at March 31, 2020, includes $29.4 million of customer repurchase agreements and $74.1 million of FHLB overnight borrowings.

The Company continues to have strong liquidity.   At March 31, 2020 and December 31, 2019, the Company had the following sources of primary and secondary liquidity ($ in thousands):

Primary and Secondary Liquidity Sources	March 31, 2020	December 31, 2019
Cash and Due From Banks	$106,992	$80,076
Unpledged Investment Securities	379,410	366,012
Excess Pledged Securities	72,912	70,955
FHLB Borrowing Availability	347,348	443,200
Unsecured Lines of Credit	80,000	80,000
Funds Available through Fed Discount Window	69,518	59,198
Totals	$1,056,180	$1,099,441

Total capital of $319 million at March 31, 2020, reflects an increase of $10 million, or 3%, as compared to December 31, 2019.  The increase in equity during the first quarter of 2020 is due to net income of $7.8 million and a $7.7 million increase in other comprehensive income/loss due mostly to changes in fair value of investment securities.  These increases were offset by $3.1 million in dividends and $2.6 million in stock repurchases.  The remaining difference is related to stock options exercised during the quarter.  There were share repurchases totaling 112,050 shares at a weighted average cost of $22.86 per share executed by the Company during the first quarter of 2020.

Asset Quality

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $1.6 million, or 24%, during the first quarter of 2020.  The increase resulted from $2.0 million in new nonaccrual loans and paydowns of approximately $0.4 million.  The increases consisted of a few smaller real-estate loans of approximately $1.5 million being downgraded to nonaccrual status in the early part of the quarter, as well as a single commercial loan for $0.5 million moving to nonaccrual status in early March 2020.  The Company’s ratio of nonperforming assets to loans increased to 0.41% at March 31, 2020, from 0.33% at December 31, 2019.  All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations, or are carried at the fair value of the underlying collateral net of expected disposition costs.

The Company’s allowance for loan and lease losses was $11.5 million at March 31, 2020, as compared to $9.9 million at December 31, 2019, and $9.4 million at March 31, 2019.  The increase during the first quarter of 2020 is due to a $0.3 million increase in specific reserve associated primarily with an unsecured commercial loan being added to nonaccrual status in early March 2020, as well as a $1.8 million increase in other factors, primarily qualitative factors associated with economic uncertainty, and net charge-offs of $0.3 million.  For further information regarding the Company’s decision to defer CECL under Section 4014 of the CARES Act, as well as further detail on the increase in provision during the first quarter of 2020, please see the discussion above under Provision for Loan and Lease Losses.  The allowance was 0.64% of total loans at March 31, 2020, 0.56% of total loans at December 31, 2019, and 0.54% of total loans at March 31, 2019.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2020, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

As discussed above under the provision for loan losses, the Company provided $1.8 million in provision for loan loss in the first quarter of 2020 as compared to $0.5 million in the fourth quarter of 2019.  This increase is primarily due to increased uncertainty of economic risks associated with the COVID-19 pandemic.  With respect to exposures related to the COVID-19 pandemic, the Company had less than 70 relationships in the hospitality industry totaling $216.0 million at March 31, 2020.  In addition to loans in the hospitality sector, we have approximately $82.7 million of loans in the oil and gas industry (including $69.7 million to convenience stores that offer petroleum products), $86.2 million of loans in retail, and $7 million in consumer loans.

Sierra Bancorp Financial Results

April 20, 2020

The Company is providing deferrals to customers under Section 4013 of the CARES Act.  These deferrals typically provide deferrals of both principal and interest for 180 days.  At the end of the deferral period, for term loans, payments will be applied to accrued interest first and after the accrued interest is paid in full, the loan will be re-amortized with the maturity extended.  For lines of credit, the borrower must repay the accrued interest at the end of the deferral period or take out a second credit facility to repay the accrued interest.  As of April 15, 2020, we have had 104 commercial customers for a total of $149.1 million who have either executed a loan modification under Section 4013 of the CARES Act or we have approved a modification that is expected to be executed in April 2020.  Approximately $50.8 million of these modifications were in the hospitality industry representing 15 different customers.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 43rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.  Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara.  The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center, an SBA center, and a dedicated loan production office in Rocklin, California.  In 2019, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country with a 5‑star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10‑K and Form 10‑Q.

Sierra Bancorp Financial Results

April 20, 2020

STATEMENT OF CONDITION
(Dollars in thousands, unaudited)
			Mar '20 vs		Mar '20 vs
ASSETS	3/31/2020	12/31/2019	Dec '19	3/31/2019	Mar '19
Cash and Due from Banks	$106,992	$80,077	+34%	$68,063	+57%
Investment Securities	620,154	600,799	+3%	563,628	+10%

Real Estate Loans (non-Agricultural)	1,259,448	1,258,081	0%	1,318,740	-4%
Agricultural Real Estate Loans	141,740	144,033	-2%	155,110	-9%
Agricultural Production Loans	49,199	48,036	+2%	52,086	-6%
Comm'l & Industrial Loans & Leases	111,990	115,532	-3%	125,679	-11%
Mortgage Warehouse Lines	228,608	189,103	+21%	91,118	+151%
Consumer Loans	7,040	7,780	-10%	8,256	-15%
Gross Loans & Leases	1,798,025	1,762,565	+2%	1,750,989	+3%
Deferred Loan & Lease Fees	2,741	2,896	-5%	2,787	-2%
Loans & Leases Net of Deferred Fees	1,800,766	1,765,461	+2%	1,753,776	+3%
Allowance for Loan & Lease Losses	(11,453)	(9,923)	+15%	(9,438)	+21%
Net Loans & Leases	1,789,313	1,755,538	+2%	1,744,338	+3%

Bank Premises & Equipment	28,425	27,435	+4%	28,855	-1%
Other Assets	125,585	129,970	-3%	134,203	-6%
Total Assets	$2,670,469	$2,593,819	+3%	$2,539,087	+5%

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$704,700	$690,950	+2%	$658,524	+7%
Int-Bearing Transaction Accounts	576,014	549,812	+5%	556,628	+3%
Savings Deposits	304,894	294,317	+4%	291,875	+4%
Money Market Deposits	113,766	118,933	-4%	120,697	-6%
Customer Time Deposits	450,017	464,362	-3%	483,024	-7%
Wholesale Brokered Deposits	30,000	50,000	-40%	50,000	-40%
Total Deposits	2,179,391	2,168,374	+1%	2,160,748	+1%

Junior Subordinated Debentures	34,990	34,945	0%	34,811	+1%
Other Interest-Bearing Liabilities	103,461	45,711	+126%	19,360	+434%
Total Deposits & Int.-Bearing Liab.	2,317,842	2,249,030	+3%	2,214,919	+5%

Other Liabilities	33,168	35,504	-7%	40,100	-17%
Total Capital	319,459	309,285	+3%	284,068	+12%
Total Liabilities & Capital	$2,670,469	$2,593,819	+3%	$2,539,087	+5%

Sierra Bancorp Financial Results

April 20, 2020

GOODWILL & INTANGIBLE ASSETS
(Dollars in thousands, unaudited)			Mar '20 vs		Mar '20 vs
	3/31/2020	12/31/2019	Dec '19	3/31/2019	Mar '19
Goodwill	$ 27,357	$ 27,357	0%	$ 27,357	0%
Core Deposit Intangible	5,112	5,381	-5%	6,187	-17%
Total Intangible Assets	$ 32,469	$ 32,738	-1%	$ 33,544	-3%

CREDIT QUALITY
(Dollars in thousands, unaudited)			Mar '20 vs		Mar '20 vs
	3/31/2020	12/31/2019	Dec '19	3/31/2019	Mar '19
Non-Accruing Loans	$ 7,351	$ 5,737	+28%	$ 4,568	+61%
Foreclosed Assets	766	800	-4%	806	-5%
Total Nonperforming Assets	$ 8,117	$ 6,537	+24%	$ 5,374	+51%

Performing TDR's (not incl. in NPA's)	$ 8,188	$ 8,415	-3%	$ 10,750	-24%
Net charge-offs	$ 270	$ 1,777	-85%	$ 612	-56%

Non-Perf Loans to Gross Loans	0.41%	0.33%		0.26%
NPA's to Loans plus Foreclosed Assets	0.45%	0.37%		0.31%
Allowance for Ln Losses to Loans	0.64%	0.56%		0.54%

SELECT PERIOD-END STATISTICS
(unaudited)
	3/31/2020	12/31/2019		3/31/2019
Shareholders Equity / Total Assets	12.0%	11.9%		11.2%
Gross Loans / Deposits	82.5%	81.3%		81.0%
Non-Int. Bearing Dep. / Total Dep.	32.3%	31.9%		30.5%

Sierra Bancorp Financial Results

April 20, 2020

CONSOLIDATED INCOME STATEMENT
(Dollars in thousands, unaudited)	Qtr Ended:		1Q20 vs	Qtr Ended:	1Q20 vs
	3/31/2020	12/31/2019	4Q19	3/31/2019	1Q19
Interest Income	$ 26,051	$ 27,775	-6%	$ 27,483	-5%
Interest Expense	2,264	2,953	-23%	3,510	-35%
Net Interest Income	23,787	24,822	-4%	23,973	-1%

Provision for Loan & Lease Losses	1,800	500	+260%	300	+500%
Net Int after Provision	21,987	24,322	-10%	23,673	-7%

Service Charges	3,183	3,356	-5%	2,943	+8%
BOLI Income	38	567	-93%	900	-96%
Gain (Loss) on Investments	-	(227)	100%	6	-100%
Other Noninterest Income	2,885	2,150	+34%	2,057	+40%
Total Noninterest Income	6,106	5,846	+4%	5,906	+3%

Salaries & Benefits	10,172	8,957	+14%	9,243	+10%
Occupancy Expense	2,327	2,550	-9%	2,361	-1%
Other Noninterest Expenses	5,319	6,475	-18%	6,248	-15%
Total Noninterest Expense	17,818	17,982	-1%	17,852	0%

Income Before Taxes	10,275	12,186	-16%	11,727	-12%
Provision for Income Taxes	2,468	2,901	-15%	2,832	-13%
Net Income	$ 7,807	$ 9,285	-16%	$ 8,895	-12%

TAX DATA
Tax-Exempt Muni Income	$ 1,339	$ 1,257	+7%	$ 1,045	+28%
Interest Income - Fully Tax Equivalent	$ 26,407	$ 28,109	-6%	$ 27,761	-5%

Sierra Bancorp Financial Results

April 20, 2020

PER SHARE DATA
(unaudited)	Qtr Ended:		1Q20 vs	Qtr Ended:	1Q20 vs
	3/31/2020	12/31/2019	4Q19	3/31/2019	1Q19
Basic Earnings per Share	$0.51	$0.61	+12%	$ 0.58	+32%
Diluted Earnings per Share	$0.51	$0.60	+14%	$ 0.58	+32%
Common Dividends	$0.20	$0.19	+13%	$ 0.18	+13%

Wtd. Avg. Shares Outstanding	15,262,252	15,285,413	0%	15,311,154	+1%
Wtd. Avg. Diluted Shares	15,340,017	15,393,381	0%	15,447,747	0%

Book Value per Basic Share (EOP)	$21.03	$20.24	+4%	$ 18.53	+11%
Tangible Book Value per Share (EOP)	$18.89	$18.09	+5%	$ 16.34	+12%

Common Shares Outstanding (EOP)	15,190,038	15,284,538	0%	15,328,030	+1%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:
	3/31/2020	12/31/2019		3/31/2019
Return on Average Equity	9.97%	11.97%		12.99%
Return on Average Assets	1.23%	1.41%		1.44%
Net Interest Margin (Tax-Equiv.)	4.13%	4.15%		4.30%
Efficiency Ratio (Tax-Equiv.)	58.88%	57.30%		58.74%
Net C/O's to Avg Loans (not annualized)	0.02%	0.10%		0.04%

Sierra Bancorp Financial Results

April 20, 2020

AVERAGE BALANCE SHEET, INTEREST INCOME/EXPENSE, & YIELD/RATE
(Dollars in thousands, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from's	$ 37,124	$ 140	1.52%	$ 11,592	$ 49	1.68%	$ 11,469	$ 73	2.58%
Taxable	408,591	2,460	2.42%	422,813	2,448	2.30%	418,901	2,617	2.53%
Non-taxable	195,690	1,339	3.48%	181,633	1,257	3.48%	142,329	1,045	3.77%
Total investments	641,405	3,939	2.69%	616,038	3,754	2.63%	572,699	3,735	2.84%

Loans and Leases:
Real estate	1,394,911	18,722	5.40%	1,413,347	19,719	5.54%	1,464,275	20,100	5.57%
Agricultural Production	48,532	583	4.83%	47,964	647	5.35%	50,550	780	6.26%
Commercial	107,696	1,097	4.10%	110,760	1,344	4.81%	122,597	1,577	5.22%
Consumer	7,583	368	19.52%	8,148	379	18.45%	8,718	315	14.65%
Mortgage warehouse lines	144,621	1,264	3.52%	203,593	1,883	3.67%	63,120	927	5.96%
Other	5,242	78	5.98%	2,596	49	7.49%	3,107	49	6.40%
Total loans and leases	1,708,585	22,112	5.21%	1,786,408	24,021	5.33%	1,712,367	23,748	5.62%
Total interest earning assets	2,349,990	$ 26,051	4.52%	2,402,446	$ 27,775	4.64%	2,285,066	$ 27,483	4.93%
Other earning assets	12,841			12,743			11,678
Non-earning assets	196,906			197,857			209,613
Total assets	$2,559,737			$ 2,613,046			$ 2,506,357

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 88,731	$ 62	0.28%	$ 92,132	$ 69	0.30%	$ 99,252	$ 72	0.29%
NOW	456,586	122	0.11%	457,008	131	0.11%	437,209	126	0.12%
Savings accounts	297,721	73	0.10%	291,107	78	0.11%	287,773	75	0.11%
Money market	117,249	43	0.15%	126,211	45	0.14%	128,686	41	0.13%
Time Deposits	460,551	1,367	1.19%	479,441	1,779	1.47%	472,296	2,316	1.99%
Wholesale Brokered Deposits	40,824	167	1.65%	50,761	247	1.93%	50,000	325	2.64%
Total interest-bearing deposits	1,461,662	1,834	0.50%	1,496,660	2,349	0.62%	1,475,216	2,955	0.81%
Borrowed funds:
Junior Subordinated Debentures	34,962	394	4.53%	34,919	430	4.89%	34,784	483	5.63%
Other Interest-bearing Liabilities	33,432	36	0.43%	56,029	174	1.23%	26,521	72	1.10%
Total borrowed funds	68,394	430	2.53%	90,948	604	2.63%	61,305	555	3.67%
Total interest-bearing liabilities	1,530,056	$ 2,264	0.60%	1,587,608	$ 2,953	0.74%	1,536,521	$ 3,510	0.93%
Noninterest-bearing deposits	678,592			679,718			652,910
Other liabilities	36,220			38,038			39,150
Shareholders' equity	314,869			307,682			277,776
Total liabilities and shareholders' equity	$2,559,737			$ 2,613,046			$ 2,506,357

Yield on earning assets			4.52%			4.64%			4.93%
Interest expense/interest earning assets			0.39%			0.49%			0.63%
Net interest income and margin		$ 23,787	4.13%		$ 24,822	4.15%		$ 23,973	4.30%

Note: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate.

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